Exhibit 99.4

        The AES Corporation

OFFER TO EXCHANGE

Unregistered 7.75% Senior Notes due 2015
($500,000,000 aggregate principal amount issued October 15, 2007)
for
7.75% Senior Notes due 2015
that have been registered under the Securities Act of 1933

and
Unregistered 8.0% Senior Notes due 2017
($1,500,000,000 aggregate principal amount issued October 15, 2007)
for
8.0% Senior Notes due 2017
that have been registered under the Securities Act of 1933

To Registered Holders:

        We are enclosing herewith the material listed below relating to the offer (the "Exchange Offer") by The AES Corporation ("AES") to exchange $500,000,000 aggregate principal amount of unregistered 7.75% Senior Notes due 2015 and $1,500,000,000 aggregate principal amount of unregistered 8.0% Senior Notes due 2017 (collectively, the "unregistered notes") for an equal principal amount of 7.75% Senior Notes due 2015 and 8.0% Senior Notes due 2017 (collectively, the "exchange notes") which are registered under the Securities Act of 1933, as amended (the "Securities Act"), respectively, upon the terms and subject to the conditions set forth in the Prospectus dated            , 2007 (the "Prospectus") and the related Letter of Transmittal.

        Enclosed herewith are copies of the following documents:

  1.
  Prospectus dated                        , 2007;

  2.
  Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification;

  3.
  Instruction to Registered Holder from Beneficial Owner; and

  4.
  Letter to Clients which may be sent to your clients for whose account you hold unregistered notes in your name or in the name of your nominee, which shall accompany the Instruction to Registered Holder from Beneficial Owner for obtaining such client's instruction with regard to the Exchange Offer.

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 12:00 p.m., midnight, New York City time, on                         , 2008 unless the exchange offer is extended by AES in its sole discretion.

        The Exchange Offer is not conditioned upon any minimum number of unregistered notes being tendered.

        Pursuant to the Letter of Transmittal, each holder of unregistered notes (a "Holder") will represent to AES that:

  •
  the exchange notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the Holder;

  •
  neither the Holder nor any other recipient of the exchange notes (if different than the Holder) is engaged in, intends to engage in, or has any arrangement or understanding with any person to participate in, the distribution of the unregistered notes or exchange notes;

  •
  neither the Holder nor any other recipient is an "affiliate" of AES as defined in Rule 405 promulgated under the Securities Act or, if the Holder or such recipient is an affiliate, that the Holder or such recipient will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if the signatory is a broker-dealer, it has not entered into any arrangement or understanding with AES or any "affiliate" of AES as defined in Rule 405 promulgated under the Securities Act to distribute the exchange notes;

  •
  if the signatory is a broker-dealer, the signatory further represents and warrants that if it will receive exchange notes for its own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, the signatory will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of exchange notes received in the Exchange Offer; and

  •
  the Holder is not acting on behalf of any person or entity that could not truthfully make these representations.

        By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

        The enclosed Instruction to Registered Holders from Beneficial Owner contains an authorization by the beneficial owners of the unregistered notes for you to make the foregoing representations.

        AES will not pay any fee or commission to any broker or dealer or to any other person other than the exchange agent for the Exchange Offer. AES will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the Exchange Offer, except as otherwise provided in the Prospectus under the caption "The Exchange Offer—Fees and Expenses."

        Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, Wells Fargo Bank, N.A., in the manner set forth below.

Exchange Agent:

By Overnight Courier or Mail:
Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
6th & Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Reorg
(if by mail, registered or certified recommended)	By Registered or Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, Minnesota 55480 Attention: Reorg	By Hand: Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg.—12th Floor 608 2nd Avenue South Minneapolis, Minnesota 55402 Attention: Reorg
By Facsimile: (612) 667-6282 Attention: Bondholder Communications	To Confirm by Telephone: (800) 344-5128; or (612) 667-9764 Attention: Bondholder Communications
Very truly yours,
THE AES CORPORATION

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF AES OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF AES OR THE EXCHANGE AGENT IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.